GC CHINA TURBINE CORP.

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”), dated as of November 8, 2010 (the “Effective Date”), in entered into by and between GC CHINA TURBINE CORP., a Nevada corporation located at No. 86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province 430223, People’s Republic of China (the “Company”), and PING YE (the “Consultant”).

WHEREAS, Consultant has substantial expertise that may be useful to the Company, which the Company desires to obtain; and

WHEREAS, the Company desires to retain Consultant to provide certain consulting services to the Company and Consultant is agreeable to performing such services for the Company pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	SERVICES AND COMPENSATION

(a)           Services.  Consultant shall serve as the Company’s Chief Financial Officer and shall perform the customary duties and responsibilities implied by such position including, without limitation, such duties and responsibilities set forth in Exhibit A attached hereto, subject to the power and authority of the Board to overrule actions of officers of the Company (collectively, the “Services”).  In such capacity, Consultant shall report directly to the Board of Directors of the Company (the “Board”) and the Chief Executive Officer.  It is expected that Consultant shall devote such time and business efforts as is customary, reasonable and incident to the position of Chief Financial Officer of a business such as the Company, including without limitation, performance of the Services.

(b)           Monthly Retainer.  The Company shall pay Consultant a fee of eight thousand three hundred and thirty three dollars ($8,333) per month payable on the Company’s monthly payroll date.  Such fees shall be earned when paid and are non-refundable.

(c)           Additional Compensation.  For each hour over eighty (80) hours per thirty days (“Maximum Hours”) worked by Consultant on location at the Company’s offices in Wuhan, People’s Republic of China (“Onsite Excess Hours”), the Company will pay the Consultant as follows upon completion of such onsite Services: (i) $100 per hour for the first month, (ii) $75 per hour for the second month and (iii) $50 per hour for the third month. Any partial periods shall be prorated accordingly. Additionally, at the end of each six-month period after the Effective Date (the “Semi Annual Bonus Evaluation”), the Company and the Consultant shall determine in good faith the aggregate number of hours worked by Consultant in the preceding six (6) month period in excess of four hundred eighty (480) hours, less any Onsite Excess Hours. Consultant shall be required to keep  reasonably detailed record of hours worked. All such calculated excess hours worked shall entitle Consultant to a bonus payment of $100 per hour, such payment to be made to the Consultant as soon as practicable after the Semi-Annual Bonus Evaluation.

(d)           Transaction Bonus.  In the event that a transaction for which Consultant is primarily responsible (such determination of primary responsibility being made in good faith by the Board) results in (i) the closing of a financing via an equity offering or a debt issuance, (ii) a successful merger or acquisition for the benefit of the Company and its shareholders, or (iii) a business expansion by the Company outside of China, the Company shall pay Consultant a bonus payment in the amount of fifty thousand dollars ($50,000).

(e)           Non-Qualified Stock Options.   Company management is obligated to present an equity incentive plan (which includes non-qualified options) to the Board for approval no later than one hundred twenty (120) days from the Effective Date.  Consultant, shall be granted a non-qualified stock option (“Option”) to purchase a certain number of shares of common stock of the Company (the “Option Shares”) within one hundred twenty days (120) days of the Effective Date at an exercise price equal to the average closing price of the Company’s common stock, as quoted on the over-the-counter Bulletin Board, during the five consecutive trading day-period immediately prior to the date of grant.   The number of Option Shares shall be equal to the greater of: (i) one third (1/3) of the number of option shares awarded to the Company’s Chief Executive Officer, or (ii) 11.67% -13.33% of the total option shares available for issuance under the Company’s equity incentive plan.  The terms and conditions of the Option shall be agreed upon by Consultant and the Company under a separate Option agreement to be entered into after the Effective Date.  In the event that the Board does not approve an equity incentive plan within one hundred twenty (120) days from the Effective Date, or the Company fails for any reason to issue the Option Shares as required by this paragraph, the Company shall pay to the Consultant, as liquidated damages and not as a penalty, an amount mutually agreed by both parties in good faith.

(f)            Expenses. It is expressly agreed and acknowledged that the Company shall pay or reimburse Consultant up to, but not exceeding, fifty dollars ($50) per month as a communication subsidy in connection with Consultant’s Company-related communications (i.e., via telephone, facsimile, e-mail, etc.). The Company will pay or reimburse Consultant for all reasonable and necessary out-of-pocket transportation, travel, and other expenses reasonably incurred by Consultant in the conduct of the business of the Company subject to the following conditions: (i) Consultant shall, at the beginning of each month, prepare and submit to the Company a budget for that month which can be implemented upon the written approval of the Company (the “Monthly Budget”); (ii) for any expenses that are not listed in the Monthly Budget, the Consultant agrees to obtain prior written approval from the Company; and (iii) Consultant shall submit all applicable itemized vouchers, receipts or other documentation with respect to approved expenses.

2.	PROPRIETARY INFORMATION; CONFIDENTIALITY

(a)           “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, in addition to financial, accounting, statistical, marketing and personnel information of the Company and/or its customers or other third-parties or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b)           Consultant while performing the Services, will be exposed to and handling the Company’s Confidential Information.  Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party unless such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law.  Consultant agrees that the restrictions in this Section 2 shall also apply to Confidential Information conceived, originated, discovered or developed by Consultant during the term of this Agreement.  It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company which can be reasonably evidenced by Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

(c)           Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.  Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(d)           Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e)           Return of Property.  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, reproductions of any aforementioned items developed by Consultant pursuant in the performance of the Services to the Company, or Confidential Information that Consultant may have in Consultant’s possession or control.

(f)            Consultant Information.  Consultant represents and warrants to the Company that information provided by Consultant in connection with this Agreement and any supplemental information provided to the Company is complete, true and materially correct in all respects.   Consultant has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Consultant to the Company.  Consultant shall immediately notify the Company in writing of any change in the accuracy or completeness of all such information.

(g)           Other Agreements.  Consultant represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement.  Consultant has not and shall not: (i) disclose or use in the course of the Services to the Company, any proprietary or trade-secret information belonging to another; or (ii) enter into any oral or written agreement in conflict with this Agreement.

3.	OWNERSHIP

(a)           Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Inventions”), are the sole property of the Company. In addition, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Attached as Exhibit B hereto is a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Consultant prior to the date of this Agreement, which belong to Consultant, and which are not assigned to the Company (“Prior Inventions”).  Consultant represents and warrants that no patent applications relating to Inventions or Prior Inventions are pending under Consultant’s name and no Inventions or designs provided to the Company have been used by prior customers of Consultant or patented by such customers.

(b)           Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)           Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

4.	UNFAIR COMPETITION; NON-SOLICITATION

(a)           Unfair Competition.  During the term of this Agreement, Consultant has a duty of loyalty and a fiduciary responsibility to the Company.  Consultant shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is directly competitive to the current operations of the Company or the currently contemplated future operations of the Company.   The obligation of Consultant not to compete with the Company shall not prohibit Consultant from owning or purchasing not more than a five percent (5%) beneficial interest in any securities that are regularly traded on a recognized stock exchange or on the over-the-counter market subject to relevant federal and state securities laws.  To the fullest extent permitted by law, upon the termination of this Agreement for any reason, Consultant shall not use any of the Confidential Information to directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business, wherever located, that is in direct competition with the business of the Company.  Should any portion of this Section be deemed unenforceable because of the scope, duration or territory encompassed by the undertakings of the Consultant hereunder, and only in such event, then Consultant and the Company consent and agree to such limitation on scope, duration or territory as may be finally adjudicated as enforceable by a court of competent jurisdiction after the exhaustion of all appeals.

(b)           Non-Solicitation of Customers.  While providing Services to the Company, Consultant shall not divert or attempt to divert (by solicitation or other means), whether directly or indirectly, the Company’s customers for the purpose of inducing or encouraging them to sever their relationship with the Company or to solicit them in connection with any product or service competing with those products and services offered and sold by the Company.  Also, to the fullest extent permissible under applicable law, following termination of this Agreement for any reason, Consultant agrees not use any of the Confidential Information to directly or indirectly divert or attempt to divert (by solicitation or other means) the Company’s customers for the purpose of inducing or encouraging them to sever their relationship with the Company or to solicit them in connection with any product or service competing with those products and services offered and sold by the Company.

(c)           Non-Solicitation of Employees.  To the fullest extent permissible under applicable law, Consultant agrees that both during the period of this Agreement and for a period of two (2) years following termination of this Agreement, Consultant shall not take any action to induce employees or independent contractors of the Company to sever their relationship with the Company and accept an employment or an independent contractor relationship with any other business.   However, this obligation will not affect any responsibility Consultant may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

5.	TRADE SECRETS

Consultant shall not disclose to any others, or take or use for Consultant’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of the Company’s trade secrets, including without limitation, Confidential Information, customer lists, computer programs, applications, hardware or software or intellectual property of the Company.  Consultant agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Company’s possession and (ii) trade secrets conceived, originated, discovered or developed by Consultant during the term of this Agreement relating to the affairs of the Company.

6.	REPORTS

Consultant agrees that it will from time to time during the term of this Agreement, or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, commensurate with her position as Chief Financial Officer and as requested by the Board, prepare written reports with respect thereto.  It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

7.	CONFLICTING OBLIGATIONS

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

8.	TERM AND TERMINATION

(a)          This Agreement will commence on the date first written above and will continue for six (6) months from the date first set forth above (the “Initial Term”) or until termination as provided below.  At the end of the Initial Term the parties shall agree as to the renewal terms of this Agreement in writing.

(b)          Either party hereto may terminate this Agreement upon thirty (30) days prior written notice to the other party.

(c)          Either party may terminate this Agreement for material breach by the other party which is not cured after fourteen (14) days written notice to the breaching party.

(d)          Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)           that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services performed prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1; provided that if there is a dispute as to the amount owed to Consultant, the Company shall pay within such thirty (30) day period the undisputed amount, and the parties will work together in good faith to determine the amount owed; and provided further that if the parties cannot agree on the amount owed within forty-five (45) days after the effective date of termination, the parties will jointly select an arbitrator to resolve such dispute, and the judgment of such arbitrator shall be final and binding on the parties; and

(ii)           Sections 2, 3, 4, 5, 8 and 12 shall survive termination of this Agreement.

9.	ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned, delegated or transferred by Consultant without the express written consent of the Company.

10.	INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement, and shall incur all expenses associated with performance, except as provided herein.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.  Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company to pay in withholding taxes or similar payroll related penalties and taxes.

11.	EQUITABLE RELIEF

Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, and 5 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2, 3, 4, or 5, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

12.	GOVERNING LAW; JURISDICTION; ARBITRATION

This Agreement shall be governed and construed and enforced in accordance with the internal, substantive laws of the State of Nevada, without giving effect to the conflict of law rules thereof.  Any dispute or controversy between the Company and Consultant, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by binding arbitration in New York, New York administered by the American Arbitration Association in accordance with its commercial rules then in effect by a single arbitrator.  Both the Company and Consultant shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration.  This arbitration requirement does not apply to claims for any provisional or injunctive relief remedies as set forth in the Nevada Rules of Civil Procedure (or any statute or law of similar effect concerning provisional or injunctive relief remedies in any other applicable jurisdiction). The parties irrevocably agree to submit to the jurisdiction of the federal and state courts within New York for any injunctive relief and in connection with any suit arising out of the confirmation or enforcement of any award rendered by the arbitrator, and waive any defense based on forum non convenience or improper venue with respect thereto.

Each party shall pay their own attorney’s fees and costs.  The parties will be permitted to conduct discovery as provided by the Nevada Rules of Civil Procedure.  The arbitrator shall, within thirty (30) days after the conclusion of the arbitration, issue a written award setting forth the factual and legal bases for his or her decision and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. No remedy conferred in this Agreement upon Consultant or the Company is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

NOTE:  THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF CONSULTANT’S RELATIONSHIP WITH THE COMPANY.

13.	TAX ADVICE

Consultant acknowledges that Consultant has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the terms and conditions of this Agreement.  Consultant assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with this Agreement.

14.	REPRESENTATION

The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has directly participated in the negotiation and preparation of this Agreement; (b) has read the Agreement and has had the opportunity to discuss it with counsel of its own choosing; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

15.	ENTIRE AGREEMENT AND AMENDMENTS

This Agreement is the entire agreement of the parties and supersedes any prior or contemporaneous agreements whether oral or written between them with respect to the subject matter hereof.  This Agreement may be changed only if agreed to in writing by both parties.

16.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

17.	SEVERABILITY

If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

18.	WAIVER

The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

[Remainder of Page Intentionally Left Blank.  Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GC CHINA TURBINE CORP.

By:	/s/ Qi Na
Name:	Qi Na
Title:	Chief Executive Officer

/s/ Ping Ye
PING YE

EXHIBIT A

CFO Responsibilities and Duties  for GC China Turbine Corp.

•	Review the Company’s historical accounting records;

•	Develop and implement internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002 and related corporate governance policies (ongoing responsibility);

•	Review the current financial department’s structure and the qualifications necessary for accounting staff to perform their job duties for the Company; propose and make changes if necessary;

•	Interact with the Company’s internal accounting staff and provide training to them;

•
Evaluate the Company’s current needs, prepare a presentation in Microsoft Powerpoint format to the Company’s management, assist to establish internal audit department if desired (e.g. create an ideal structure suitable to the Company), 1) measure the internal audit function, 2) recruit, develop and retain staff (e.g. evaluate staff qualifications), 3) provide training on reporting of critical findings;

•	Serve as a liaison with the Company’s auditors and securities attorneys regarding filing and reporting requirements;

•
Review consolidated financial statements including footnotes that the Company’s auditors prepare; in coordination with the Company’s attorneys, prepare, review and execute Forms 8-K, 10-Q and 10-K filings, including preparation and review of MD&A in connection therewith, on an ongoing basis; ensure that filings with the United States Securities and Exchange Commission (“SEC”) are timely filed, complete and accurate;

•	Assist the Company with all financing activities, including debt or equity financing, merger & acquisition transactions;

•
Prepare as may be required, forecasts, budgets and financial models for the Company on an ongoing basis; develop, maintain and update all financial forecasts and models related to the Company’s operations and be able to explain and support all assumptions included within the financial forecasts and models;

•	Maintain the books and records of the US bank account(s) and the US office for the parent company;

•	Prepare and file any appropriate U.S. state and U.S. Federal tax filings and coordinate any foreign tax returns as necessary;

•	Meet with Company management and visit the Company’s operating facilities in China, as required;

•
Participate at investor meetings and conferences as may be required (approximately 3-4 conferences per year), function as the Company’s primary representative with individual and institutional investors, take phone calls from the financial community and investors, be available for conference calls, on-site meetings, road shows (approximately 1-2 weeks per quarter) in the United States of America or Asia, and potentially elsewhere;

•	Coordinate all financial presentations as requested for Board meetings & shareholder meetings;

•	As necessary and by order of the Board, manage all communications and activities with the Company’s securities attorneys, auditors, stock transfer agent, investor relations firm and the SEC; and

•	Perform other activities appropriate to the responsibilities of being the Chief Financial Officer.

EXHIBIT B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

__	No inventions or improvements

__	Additional Sheets Attached

Signature of Consultant:

Print Name of Consultant:	PING YE

Date:

Acknowledged and agreed:

GC CHINA TURBINE CORP.

By:

Name: Qi Na

Title: Chief Executive Officer

Date: November 8, 2010